EXHIBIT 99.1

America's Car-Mart Reports Diluted Earnings per Share of $2.21 on Revenues of $172 Million

BENTONVILLE, Ark., Aug. 15, 2019 (GLOBE NEWSWIRE) -- America’s Car-Mart, Inc. (NASDAQ: CRMT) today announced its operating results for the first quarter of fiscal year 2020.

Highlights of first quarter operating results:

  Net earnings of $15.5 million, or $2.21 per diluted share vs. net earnings of $10.9 million, or $1.53 per diluted share for prior year quarter
  Revenues of $172 million compared to $164 million for the prior year quarter; current quarter includes a $1.9 million increase in interest income and same store revenue increase of 3.3%
  Interest income increased 9.5% with an 8.1% increase in average finance receivables
  Gross profit dollars increased $1.3 million, or 2.1%, to $61.2 million, and gross profit dollars per retail unit sold increased by $104, or 2.2%, to $4,886
  Net Charge-offs as a percent of average finance receivables decreased to 5.4%, compared to 6.4% for the prior year quarter
  Allowance for credit losses reduced from 25% to 24.5% of finance receivables, net of deferred revenue, resulting in a $2.6 million decrease in the provision for credit losses (1.7% of sales), a $2.0 million after-tax benefit ($0.29 per diluted share)
  Provision for credit losses of 21.0% of sales vs. 26.1% for prior year quarter
  Strong cash flows supporting the increase in revenues, the $17.8 million increase in finance receivables, $7.2 million increase in inventory, $1.0 million in net capital expenditures and $4.7 million in common stock repurchases (55,507 shares) with a $5.8 million increase in total debt

“We are pleased to report another solid quarter. We are off to a great start for the fiscal year and we are excited about our positive momentum and the impact we are making in the lives of our customers and associates. The investments we have made and will continue to make focus primarily on recruiting, training and retention of associates with emphasis on the General Manager position and are allowing us to grow the business and to significantly improve our credit results. As always, we invest in our business for the long-term and we are proud of our progress,” said Jeff Williams, President and Chief Executive Officer of America’s Car-Mart, Inc. “For the quarter, we added almost 1,600 customers, and our top line was up about 5% over the prior year quarter. We are optimistic that on-going improvements and changes being made to our field sales efforts and with our inventory, together with our increased digital focus, will lead to sales volume improvements into the future.”

“We are pleased to see both gross profit dollars per unit sold increase and interest income as a percentage of average finance receivables improve, which is related to our improved collections and credit results. More customers are being successful which is reflected in our net charge-offs being down significantly for the quarter.  We continue to focus on buying better cars and improving deal structures and the execution of collections practices,” said Mr. Williams.  “Additionally, our efforts to improve the customer experience is having a significant positive effect on credit results and we expect to continue to see benefits from this effort. We know that the quality of the vehicle is the most important factor related to customer experience and we must always prioritize ‘Keeping our Customers on the Road.’

“We opened new dealerships in Bryant, Arkansas and Conway, Arkansas during the quarter. We are planning to add a few more locations this year and will provide details as we move forward. We will add additional locations in the future at a rate that matches our ability to support customers and associates at the highest levels,” said Mr. Williams. “Our primary focus in the near term is to continue to grow customer count at existing dealerships with an emphasis on our higher performing General Managers to leverage their talents while making the communities we serve better.”

“Although our retail unit volumes were basically flat, we did see solid revenue growth with the 3.6% increase in the average sales price as we look to provide a high-quality vehicle for our customers, combined with a $1.9 million increase in interest income,” said Vickie Judy, Chief Financial Officer.  “We were very proud of the continued improvement in our credit results and the fact that we have more customers being successful and staying in their vehicles.  As a result of the improvement in our net charge-offs as a percentage of average receivables (5.4% compared to prior year quarter of 6.4%) and the quality of our portfolio, we reduced the allowance for credit losses from 25% to 24.5%, resulting in a $2.6 million decrease in the allowance for credit losses as of July 31, 2019.  Our overall selling, general, and administrative expenses increased $2.3 million, almost entirely related to salaries and benefits as we continue to invest in our people.  We will continue to focus on developing great associates and an infrastructure to support a growing customer base at the highest level of customer service.  We also recognized an additional income tax benefit related to share-based compensation of $276,000, or $0.04 per diluted share, compared to $943,000, or $0.13 per diluted share, for the prior year quarter.”

“We repurchased 55,507 shares of our common stock during the quarter at an average price of approximately $84.94 for a total of $4.7 million. Since February 2010, we have repurchased 6.2 million shares (53.3% of out outstanding shares at January 31, 2010) at an average price of approximately $37. We plan to continue to repurchase shares opportunistically as we move forward.  During the quarter, we added $17.8 million in receivables, repurchased $4.7 million of our common stock, funded $1.0 million in net capital expenditures, and increased inventory by $7.2 million, with only a $5.8 million increase in debt. Our balance sheet is very strong, with a debt to finance receivables ratio of 28.3% and a debt to equity ratio of 58.1%,” added Ms. Judy.

Conference Call

Management will be holding a conference call on Friday, August 16, 2019 at 11:00 a.m. Eastern Time to discuss first quarter results.  A live audio of the conference call will be accessible to the public by calling (877) 776-4031.  International callers dial (631) 291-4132.  Callers should dial in approximately 10 minutes before the call begins.  A conference call replay will be available two hours following the call for thirty days and can be accessed by calling (855) 859-2056 (domestic) or (404) 537-3406 (international), conference call ID #8260815.

About America's Car-Mart

America’s Car-Mart operates automotive dealerships in eleven states and is one of the largest publicly-held automotive retailers in the United States focused exclusively on the “Integrated Auto Sales and Finance” segment of the used car market.  The Company emphasizes superior customer service and the building of strong personal relationships with its customers. The Company operates its dealerships primarily in smaller cities throughout the South-Central United States selling quality used vehicles and providing financing for substantially all of its customers.  For more information about America’s Car-Mart, including investor presentations, please visit our website at www.car-mart.com.

Car-Mart was named to the Forbes America’s Best Mid-Size Employers list in 2019 for the second consecutive year and has sold nearly 650,000 vehicles since fiscal year 2000.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements address the Company’s future objectives, plans and goals, as well as the Company’s intent, beliefs and current expectations regarding future operating performance and can generally be identified by words such as “may,” “will,” “should,” “could, “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” and other similar words or phrases.  Specific events addressed by these forward-looking statements include, but are not limited to:

  new dealership openings;
  performance of new dealerships;
  same dealership revenue growth;
  future revenue growth;
  receivables growth as related to revenue growth;
  gross profit per retail unit sold;
  interest rates;
  future credit losses;
  the Company’s collection results, including but not limited to collections during income tax refund periods; and
  seasonality.

These forward-looking statements are based on the Company’s current estimates and assumptions and involve various risks and uncertainties.  As a result, you are cautioned that these forward-looking statements are not guarantees of future performance, and that actual results could differ materially from those projected in these forward-looking statements.  Factors that may cause actual results to differ materially from the Company’s projections include, but are not limited to:

  the availability of credit facilities to support the Company’s business;
  the Company’s ability to underwrite and collect its contracts effectively;
  competition;
  dependence on existing management;
  ability to attract, develop and retain qualified general managers;
  availability of quality vehicles at prices that will be affordable to customers;
  changes in consumer finance laws or regulations, including but not limited to rules and regulations that have recently been enacted or could be enacted by federal and state governments; and
  general economic conditions in the markets in which the Company operates, including but not limited to fluctuations in gas prices, grocery prices and employment levels.

Additionally, risks and uncertainties that may affect future results include those described from time to time in the Company’s SEC filings. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

____________________________
Contacts:   Jeffrey A. Williams, President and CEO (479) 464-9944 or Vickie D. Judy, CFO (479) 464-9944

			% Change	As a % of Sales
	Three Months Ended		2019	Three Months Ended
	July 31,		vs.	July 31,
	2019	2018	2018	2019	2018
Operating Data:
Retail units sold	12,523	12,533	(0.1)%
Average number of stores in operation	144	140	2.9
Average retail units sold per store per month	29.0	29.8	(2.7)
Average retail sales price	$11,410	$11,015	3.6
Gross profit per retail unit	$4,886	$4,782	2.2
Same store revenue growth	3.3%	12.1%
Net charge-offs as a percent of average finance receivables	5.4%	6.4%
Collections as a percent of average finance receivables	13.5%	13.1%
Average percentage of finance receivables-current (excl. 1-2 day)	83.0%	81.9%
Average down-payment percentage	6.5%	6.1%

Period End Data:
Stores open	145	140	3.6%
Accounts over 30 days past due	3.8%	3.5%
Active customer count	77,199	72,858	6.0
Finance receivables, gross	$561,104	$520,820	7.7%

Statements of Operations:
Revenues:
Sales	$150,074	$144,101	4.1%	100.0%	100.0%
Interest income	21,804	19,914	9.5	14.5	13.8
Total	171,878	164,015	4.8	114.5	113.8

Costs and expenses:
Cost of sales	88,885	84,168	5.6	59.2	58.4
Selling, general and administrative	28,671	26,382	8.7	19.1	18.3
Provision for credit losses	31,475	37,543	(16.2)	21.0	26.1
Interest expense	2,004	1,804	11.1	1.3	1.3
Depreciation and amortization	967	985	(1.8)	0.6	0.7
Loss on disposal of property and equipment	37	-	-	-	-
Total	152,039	150,882	0.8	101.3	104.7

Income before taxes	19,839	13,133		13.2	9.1

Provision for income taxes	4,328	2,249		2.9	1.6

Net income	$15,511	$10,884		10.3	7.6

Dividends on subsidiary preferred stock	$(10)	$(10)

Net income attributable to common shareholders	$15,501	$10,874

Earnings per share:
Basic	$2.32	$1.57
Diluted	$2.21	$1.53

Weighted average number of shares used in calculation:
Basic	6,684,282	6,924,035
Diluted	7,016,752	7,126,685

	July 31,	April 30,	July 31,
	2019	2019	2018

Cash and cash equivalents	$1,640	$1,752	$841
Finance receivables, net	$431,610	$415,486	$398,373
Inventory	$44,651	$37,483	$37,512
Total assets	$548,779	$492,542	$472,502
Total debt	$158,677	$152,918	$155,135
Treasury stock	$235,617	$230,902	$211,702
Total equity	$273,036	$260,510	$237,867
Shares outstanding	6,660,281	6,699,421	6,865,063

Finance receivables:
Principal balance	$561,104	$543,328	$520,820
Deferred revenue - payment protection plan	(21,831)	(21,367)	(20,429)
Deferred revenue - service contract	(10,727)	(10,592)	(10,605)
Allowance for credit losses	(129,494)	(127,842)	(122,447)

Finance receivables, net of allowance and deferred revenue	$399,052	$383,527	$367,339

Allowance as % of principal balance net of deferred revenue	24.5%	25.0%	25.0%

Changes in allowance for credit losses:
	Three months Ended
	July 31,
	2019	2018
Balance at beginning of period	$127,842	$117,821
Provision for credit losses	31,475	37,543
Charge-offs, net of collateral recovered	(29,823)	(32,917)
Balance at end of period	$129,494	$122,447